Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2020, relating to the consolidated financial statements of Monopar Therapeutics Inc., which appears in the Annual Report on Form 10-K of Monopar Therapeutics Inc., for the year ended December 31, 2019.

/s/ BPM LLP
BPM LLP

San Francisco, California
November 12, 2020